UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 30, 2015

Date of Report (Date of earliest event reported)

SHUTTERFLY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33031	94-3330068
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2800 Bridge Parkway, Redwood City, CA	94065
(Address of principal executive offices)	(Zip Code)

(650) 610-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On November 30, 2015, Jeffrey Housenbold, a member of the Board of Directors (the “Board”) of Shutterfly, Inc. (the “Company”) informed the Board of his decision to resign from the Board, effective on or about February 19, 2016.  Mr. Housenbold’s resignation from the Board was not due to any disagreement with the Company.

(b)

On November 30, 2015, Jeffrey Housenbold, Chief Executive Officer, President and member of the Board of the Company, informed the Board of his decision to resign from these roles and his employment at the Company, effective February 19, 2016 or on such later date as the Company files its annual report on Form 10-K for the year ending on December 31, 2015, but no later than March 15, 2016 (the “Service Completion Date”).  A copy of Mr. Housenbold’s letter of resignation addressed to the Board is attached as Exhibit 99.1 to this report.  On December 1, 2015, the Company issued a press release announcing Mr. Housenbold’s decision to resign. A copy of the press release is attached as Exhibit 99.2 to this report.

The Company will immediately begin a search for a replacement for Mr. Housenbold.  He intends to remain in his current roles full-time until the Service Completion Date to facilitate the transition of his duties.

To provide for this transition, Mr. Housenbold and the Company entered into Amendment Number 4 to Employment Agreement and Transition Agreement (the “Amendment and Transition Agreement”) dated November 30, 2015, amending Mr. Housenbold’s Employment Agreement dated January 5, 2005, as previously amended effective December 8, 2008, March 12, 2009, and February 17, 2012.

Under the terms of the Amendment and Transition Agreement, if:  (a) Mr. Housenbold continues to be employed as Chief Executive Officer through the Service Completion date; or (b) his employment is terminated without “Cause” or through an “Involuntary Termination,” as each is defined in the Amended Employment Agreement, before the Service Completion Date (each of which is referred to as a “Qualifying Termination”) Mr. Housenbold would be eligible to receive the following, provided that he executes a mutual release of claims:

•                        a cash payment equal to: (i) his then current base salary for the period, if any, immediately following such Qualifying Termination through February 19, 2016 (or if the Qualifying Termination occurs on the Service Completion Date, through that date); plus (ii) his annual bonus for 2015, if not previously paid; plus (iii) $5,000,000; and

•                        vesting of all of the shares of the Company’s common stock underlying any then-outstanding unvested stock options, restricted stock units and performance based restricted stock units that vest or would have vested according to their terms on before the Service Completion Date, provided that the number of performance based restricted stock units that are scheduled to vest based on achievement of financial performance metrics during that period will vest based on actual financial performance achievement through December 31, 2015, less the 25% of those units that remain subject to a two-year relative total shareholder return based modifier that was to be measured at December 31, 2016.  The resulting number of shares that are expected to vest on or before the Service Completion Date is currently estimated to be approximately 227,000 shares.  The exact number will depend on the Company’s financial results for 2015 and its total shareholder return compared to the Russell 2000 Index for the two year period ending December 31, 2015 as described in the Company’s proxy statements describing its equity awards.

In addition, the Amendment and Transition Agreement provides that upon the termination of Mr. Housenbold’s employment, he and the Company will execute a mutual release of claims and a mutual non-disparagement agreement in the forms attached to the Agreement.  A copy of the complete Amendment and Transition Agreement is attached as Exhibit 99.3 to this report.

(e)

The information set forth above under Item 5.02(b) is hereby incorporated by referenced into this Item 5.02(e).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Letter of Resignation, dated November 30, 2015.
99.2	Press release, dated December 1, 2015.
99.3	Amendment Number 4 to Employment Agreement and Transition Agreement, dated November 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERFLY, INC.

Date: December 1, 2015	By:	/s/ Michael Pope
Name: Michael Pope
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Letter of Resignation, dated November 30, 2015.
99.2	Press release, dated December 1, 2015.
99.3	Amendment Number 4 to Employment Agreement and Transition Agreement, dated November 30, 2015.